EXHIBIT 99.3

IA GLOBAL ANNOUNCES THE ACQUISITION OF ASSETS OF QUIKCAT TECHNOLOGIES, INC.

BURLINGAME, CA  May 25, 2004/PRNewswire-FirstCall/ --

IA Global Inc. (Amex: IAO) announced its bid for the purchase of the intellectual property and other assets of QuikCAT Technologies, Inc. ("QuikCAT") was accepted by the United States Bankruptcy Court, Northern District of Ohio on May 17, 2004. The bid was $700,000 in cash, plus the assumption of certain contracts, agreements and liabilities. The acquisition is expected to close in early June, 2004, after the completion of a ten day appeal period. This acquisition completes a further milestone in the Company's strategy to develop its Internet data acceleration products.

The Company previously announced that it had signed a license with QuikCAT on October 6, 2003 covering Australia, New Zealand and Japan. It formed ventures to exploit this license and re-developed the user interface and server for the QuikCAT Internet & E-mail Accelerator, enhancing the commercial reception of the product. The redeveloped product formed the basis of the Australian launch by QuikCAT Australia Pty Ltd, our joint venture partner, in March, 2004.

The Internet & E-mail Accelerator accelerates the delivery of data (web content and email attachments) by 3-6 times over the "last mile", where the transmission of data is typically the slowest for a dial-up connection to the Internet. QuikCAT Australia's solution transforms data into a highly compressed, proprietary format that is optimized for accelerated data delivery.

IA Global's CEO, Alan Margerison, said, "We are pleased to have acquired the assets, customer base, technology and people of QuikCAT Technologies, Inc. This should help IA Global grow its Internet data acceleration revenue worldwide."

ABOUT IA GLOBAL INC.

IA Global, Inc. is a public holding company focused on acquiring companies that operate in the entertainment, media and technology areas. Through our 67% equity interest in Fan Club Entertainment Ltd., we provide advertising, merchandising, publishing, website and data management services to Cyberbred Ltd., which manages the fan club in Japan for Marvel Entertainment Inc. and Marvel Characters Inc. We have developed an Internet acceleration product and service and market these products and services through our joint venture company, QuikCAT Australia, in the Australia and New Zealand markets. We also recently acquired a 60.5% equity interest in Rex Tokyo Ltd., a supplier and maintenance contractor of parts to the Pachinko and slot machine gaming industry in Japan.

For further information, contact:
Mark Scott, CFO
IA Global Inc.
533 Airport Blvd. Suite 400
Burlingame CA  94010
650-685-2402 (t)
650-685-2404 (f)
scott@iaglobalinc.com
www.iaglobalinc.com

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